EXHIBIT 21

                      HMH PROPERTIES, INC. AND SUBSIDIARIES
                            SCHEDULE OF SUBSIDIARIES



         HMH Rivers, Inc.
         Marriott SBM Two Corporation
         HMH WTC, Inc.
         HMC Retirement Properties, Inc.
         HMH Pentagon Corporation
         HMH Marina, Inc.
         Host Airport Hotels, Inc.
         Marriott Financial Services, Inc.
         HMH HPT Residence Inn, Inc.